Exhibit 99.1

Dillard’s, Inc. Amends and Extends Senior Unsecured Revolving Credit Facility

LITTLE ROCK, Ark. - August 10, 2017 - Dillard’s, Inc. (DDS-NYSE) (“Dillard’s” or “the Company”) announced that it has amended and extended into a new $800 million senior unsecured revolving credit facility consistent with the Company’s liquidity needs.  A $200 million expansion option remains in place and pricing is unchanged.  The new maturity date is August 9, 2022.

The credit facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases.  In accordance with the financial covenants in the credit agreement, Dillard’s will not permit the total leverage ratio to exceed 3.50 to 1.00 or the coverage ratio to be less than 2.50 to 1.00.

The credit facility was arranged by JPMorgan Chase Bank, N.A.

About Dillard’s

Dillard’s, Inc. ranks among the nation’s largest fashion retailers with annual sales exceeding $6 billion.  The Company focuses on delivering style, service and value to its shoppers by offering compelling apparel, cosmetics, and home selections complemented by exceptional customer care.  Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources.  The Company operates 268 Dillard’s locations and 25 clearance centers spanning 29 states, plus an Internet store at www.dillards.com.